Exhibit 10.1

Jeffrey P. Baker - Terms and Conditions of Amendment
to Employment Agreement

•	Appointment to position of President and CEO effective January 2, 2006.

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All terms and conditions of employment contract remain in place except that: i) the term will be amended to a five-year term beginning January 2, 2006; ii) annual base salary will increase from $380,000 to $400,000; iii) annual target incentive will be up to 80% of annual base salary in effect on January 2, 2006; and iv) 100,000 options scheduled to be awarded June 21, 2006 will be awarded January 2, 2006.

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250,000-share restricted stock award from the Company’s on January 2, 2006 vesting over a five-year period as follows: i) Year 1 - 25,000; ii) Year 2 - 25,000; iii) Year 3 - 50,000; iv) Year 4 - 75,000; and v) Year 5 - 75,000. In the event that employment is terminated by the Company for convenience or performance or by Mr. Baker for Good Reason,[1] the restricted shares will vest. The vesting of this award, along with a similar provision in Mr. Baker’s current employment agreement related to the restricted shares granted to Mr. Baker at the commencement of employment, will be the only type of severance to which Mr. Baker would be entitled in the event of termination for convenience, performance or Good Reason.

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Performance will be reviewed on an annual basis and merit increases will be made as and if warranted based on the performance of the Company and other criteria established by the Compensation Committee.

•	Continued participation in all benefit, change of control and SERP plans.

1“Good Reason” in Mr. Baker’s employment agreement is generally defined as: i) substantial reduction in the nature or status of responsibilities; ii) reduction by the Company in base salary, except in the case where the Company reduces the base salaries of its senior executives generally, provided that such reduction shall not exceed the average percentage reduction of all senior executives; iii) the Company’s failure to comply with Section 3.3 (granting of long-term incentives (options and restricted stock)) of the employment agreement; and iv) intentional failure by Analysts to allow full participation in all plans, programs or benefits in accordance with the employment agreement. “Good Reason” is not deemed to occur unless an event has not been corrected by the Company within two weeks of receipt of notice from Mr. Baker.